UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SYMBION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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[SYMBION LOGO]
SYMBION, INC.
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
April 3, 2007
To Our Stockholders:
     You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Symbion, Inc., to be held on Tuesday, May 8, 2007, at 9:00 a.m. (local time) at the offices of Waller Lansden Dortch & Davis, LLP at 511 Union Street, Suite 2700, Nashville, Tennessee 37219.
     Whether you plan to attend the meeting or not, I urge you to vote your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy in one of the following ways:
•	Use the Internet at the web address shown on your proxy card;

•	Use the touch-tone telephone number shown on your proxy card; or

•	Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.
     Instructions regarding each method of voting are contained in the Proxy Statement and on the enclosed proxy card. If you attend the Annual Meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.
     We look forward to seeing you at the Annual Meeting.

Sincerely,

Richard E. Francis, Jr.
Chairman and Chief Executive Officer
YOUR VOTE IS IMPORTANT.
PLEASE VOTE YOUR PROXY BY INTERNET, TELEPHONE OR BY COMPLETING,
DATING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT
PROMPTLY IN THE ENVELOPE PROVIDED.

SYMBION, INC.
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, May 8, 2007
To Our Stockholders:
     The annual meeting of stockholders of Symbion, Inc. will be held on Tuesday, May 8, 2007, at 9:00 a.m. (local time) at the offices of Waller Lansden Dortch & Davis, LLP at 511 Union Street, Suite 2700, Nashville, Tennessee 37219, for the following purposes:
     (1) To elect two nominees as Class II directors;
     (2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2007; and
     (3) To transact any other business that properly comes before the meeting or any adjournment thereof.
     Holders of record of our Common Stock at the close of business on March 20, 2007 are entitled to notice of and to vote at the meeting or at any adjournment of the meeting.
Dated: April 3, 2007

By order of the Board of Directors,

R. Dale Kennedy
Secretary
IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY BY INTERNET, TELEPHONE OR BY COMPLETING, DATING, SIGNING AND MAILING THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

ELECTION OF DIRECTORS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
AUDIT AND COMPLIANCE COMMITTEE REPORT
GENERAL INFORMATION

SYMBION, INC.
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215

PROXY STATEMENT

Annual Meeting of Stockholders
to be held May 8, 2007
     This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at the offices of Waller Lansden Dortch & Davis, LLP at 511 Union Street, Suite 2700, Nashville, Tennessee 37219, on Tuesday, May 8, 2007, at 9:00 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being mailed or given to stockholders on or about April 3, 2007.
Voting of Proxy
     If a proxy is properly given and not revoked, it will be voted in accordance with the instructions, if any, given by the stockholder, and if no instructions are given, it will be voted (a) FOR the election as directors of the nominees described in this Proxy Statement, (b) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and (c) in accordance with the recommendation of our Board of Directors on any other proposal that may properly come before the meeting or any adjournment thereof. The persons named as proxies in the enclosed proxy were selected by our Board of Directors.
     Stockholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning the enclosed proxy card, but not by more than one method. If you vote by Internet or telephone, you do not need to return your proxy card. If you vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Please refer to the instructions provided with the enclosed proxy card for information on the voting methods available to you.
     Any stockholder voting by proxy may revoke the proxy at any time before it is exercised by doing any one of the following: (1) by delivering a written notice of the revocation to R. Dale Kennedy at Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215 prior to the Annual Meeting; (2) by submitting a valid proxy with a later date; or (3) by attending the Annual Meeting and voting in person by written ballot.
Record Date
     The close of business on March 20, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of the close of business on such date, we had 225,000,000 authorized shares of common stock, $.01 par value (the “Common Stock”), of which 22,027,919 shares were outstanding and entitled to vote and 10,000,000 authorized shares of preferred stock, of which no shares were outstanding. Common Stock is our only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.
Quorum and Voting Requirements
     A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy. The Annual Meeting may be adjourned from time to time, whether or not a quorum is present, by the affirmative vote of a majority of the votes present and entitled to be cast at the Annual Meeting or by the officer presiding over the Annual Meeting. Abstentions and broker non-votes will count in determining if a quorum is present for the transaction of business at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to a particular matter.

ELECTION OF DIRECTORS
(Proposal 1)
     Our certificate of incorporation provides that the Board of Directors shall be divided into three classes of as nearly equal size as possible. All classes of directors have three year terms. The current term of the Class II directors expires at the 2007 Annual Meeting. The Nominating and Corporate Governance Committee conducted an evaluation of each person listed below under the caption “Class II Nominees” to evaluate the performance of each existing director prior to recommending to the Board his or her nomination for an additional term as a director. Upon the recommendation of the Nominating and Corporate Governance Committee, which consists entirely of independent directors, the Board of Directors nominated the two individuals named below under the caption “Class II Nominees” for election as directors to serve until the Annual Meeting of Stockholders in 2010 or until their successors have been elected and qualified.
Required Vote
     According to Delaware law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Our certificate of incorporation does not provide for cumulative voting and, accordingly, each stockholder may cast one vote per share of Common Stock for each nominee. Votes that are withheld will be excluded entirely from the vote. An abstention may not be specified with respect to the election of Class II Nominees. Broker non-votes will have no effect on the outcome of the election.
     Unless a proxy shall specify otherwise, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.
Class II Nominees
     The nominees for election as Class II directors are:

			Director
Name	Age	Principal Occupation	Since
Eve M. Kurtin	53	Ms. Kurtin has served as a Managing Partner of Pacific Venture Group, L.P. since its inception in 1995. Prior to joining Pacific Venture Group, Ms. Kurtin served as Chief Executive Officer of Physician Venture Management, a joint venture of UniHealth America and HCA Inc. (formerly Columbia/HCA Healthcare Corporation), from 1994 to 1996. Ms. Kurtin was President and Chief Executive Officer of Kurtin Communications, serving as a consultant in the area of managed care for major pharmaceutical companies and major providers, including UniHealth, from 1991 to 1994.	1996

			Director
Name	Age	Principal Occupation	Since
Clifford G. Adlerz	53	Mr. Adlerz has served as President since May 2002 and as Chief Operating Officer since 1996. Mr. Adlerz also served as Secretary from 1996 to May 2002. Mr. Adlerz served as Regional Vice President, Midsouth Region for HealthTrust, Inc. from 1992 until its merger with HCA in May 1995, at which time he became Division Vice President of HCA and served in that position until September 1995. Mr. Adlerz served as Chief Executive Officer of South Bay Hospital in Sun City, Florida from 1987 to 1992.	1996
Each of the Class II nominees is currently serving as a Class II director and is standing for re-election.
The Board of Directors recommends that the stockholders vote FOR the election of both of the proposed Class II nominees to the Board of Directors.
Continuing Directors
     The persons named below will continue to serve as directors until the annual meeting of stockholders in the year indicated and until their successors are elected and take office. Stockholders are not voting on the election of the Class I and Class III directors.

			Director
Name	Age	Principal Occupation	Since
Class III — Term Expiring in 2008

Jack Tyrrell	60	Mr. Tyrrell has been a founder of five venture capital funds since 1985 and currently serves as managing partner of Richland Ventures I, L.P., Richland Ventures II, L.P. and Richland Ventures III, L.P. He is currently a director of two privately held companies.	1999

Frederick L. Bryant	52	Mr. Bryant is President of Bryant Capital Management, LLC. He served as a General Partner of ABS Capital Partners, L.P., a private equity firm, from 1993 to 2003, when he retired from that position. Prior to 1993, Mr. Bryant served as head of the mergers and acquisitions department and as a founder of the Alex. Brown & Sons Incorporated private equity investment program.	1996

Richard E. Francis, Jr.	53	Mr. Francis has served as the Chairman of the Board since May 2002 and as Chief Executive Officer since 1996. Mr. Francis also served as President from 1996 to May 2002. Mr. Francis served from 1992 to 1995 as Senior Vice President, Development of HealthTrust, Inc. From 1990 to 1992, Mr. Francis served as Regional Vice President, Southern Region for HealthTrust, where he oversaw operations of 11 hospitals.	1996

			Director
Name	Age	Principal Occupation	Since
Class I — Term Expiring in 2009

Donald W. Burton	63	Mr. Burton serves as managing general partner of South Atlantic Venture Fund I, II and III, Limited Partnerships and Chairman of South Atlantic Private Equity Fund IV, Limited Partnership. Mr. Burton has also managed The Burton Partnership, Limited Partnership which invests in public and private companies, since 1979. Mr. Burton serves on the boards of directors of Capital Southwest Corporation, KNOLOGY, Inc. and the BlackRock Cluster A Group of Mutual Funds.	1999

David M. Wilds	66	Mr. Wilds has served as a managing director of First Avenue Partners, L.P., a venture capital firm, since 1998. From 1995 until 1998, he was a principal at Nelson Capital Corp. From 1991 to 1995, Mr. Wilds was Chairman of the Board of Cumberland Health Systems, Inc. Mr. Wilds serves on the board of directors of Dollar General Corporation.	1999

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)
     The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2007. This firm has served as our independent auditors since our inception in 1996. Representatives of Ernst & Young LLP are expected to be present at the meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Required Vote
     The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2007. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent auditors. If the appointment is not ratified, the matter will be referred to the Audit and Compliance Committee for further review.
Fees
     The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for 2006 and 2005, and fees billed for other services rendered by Ernst & Young LLP for 2006 and 2005:

	2006	2005
Audit Fees	$1,074,862	$1,120,394
Audit-Related Fees	2,500	20,000
Tax Fees	546,755	440,788
All Other Fees	—	—

Total	$1,624,117	$1,581,182

     Audit Fees. These fees were primarily for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated annual financial statements. The fees also include an audit of and report on internal control over financial reporting, as well as services related to Securities and Exchange Commission filings.
     Audit-Related Fees. For 2006, these fees were for a subscription to online accounting services. For 2005, these fees were for services rendered by Ernst & Young LLP for assistance with implementing requirements under the Sarbanes-Oxley Act, for conducting due diligence related to pending transactions and for a subscription to online accounting services.
     Tax Fees. These fees were for services rendered by Ernst & Young LLP for compliance regarding tax filings and for other tax planning and tax advice services.
     All Other Fees. For 2006 and 2005, Ernst & Young LLP did not render any other professional services or bill any fees for other services not included within Audit Fees, Audit-Related Fees or Tax Fees.
Pre-approval of Auditor Services
     The charter of the Audit and Compliance Committee provides that the Audit and Compliance Committee must pre-approve all services to be provided by the independent auditors prior to the commencement of work. Unless the specific service has been pre-approved with respect to that year, the Audit and Compliance Committee must approve the permitted service before the independent auditors are engaged to perform it. For 2006, all services provided by Ernst & Young LLP were pre-approved by the Audit and Compliance Committee.

     All non-audit services were reviewed with the Audit and Compliance Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of the accounting firm’s independence in the conduct of its auditing functions.
The Audit and Compliance Committee and the Board recommend that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year 2007.

CORPORATE GOVERNANCE
Committee Membership
     The Board of Directors has three standing committees: an Audit and Compliance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All committee members are non-employee, independent directors (as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards).
     Audit and Compliance Committee. The members of the Audit and Compliance Committee are Ms. Kurtin and Messrs. Burton and Tyrrell, with Mr. Tyrrell serving as chair. During 2006, the Audit and Compliance Committee held eight meetings. The charter of the Audit and Compliance Committee is available on our website at www.symbion.com. The Board has determined that each of the members of the Audit and Compliance Committee is an “audit committee financial expert,” as defined by rules adopted by the Securities and Exchange Commission. The Audit and Compliance Committee performs the following functions, among others:
•	Reviews and implements the Audit and Compliance Committee charter and reports to the Board.

•	Selects our independent audit firm (whose duty it is to audit our books and accounts for the fiscal year in which it is appointed) and has the sole authority and responsibility to approve all audit and engagement fees and terms, as well as all significant permitted non-audit services by our independent auditors.

•	Meets with the auditors and management to review and discuss the scope of the audit and all significant matters related to the audit.

•	Reviews the adequacy and effectiveness of our internal controls regarding accounting and financial matters.

•	Reviews the financial statements and discusses them with management and the independent auditors.

•	Reviews and discusses with management our earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Reviews and discusses with management our Corporate Compliance Policy Manual and ensures that management has established a system to enforce the provisions therein.
     Compensation Committee. During 2006, the members of the Compensation Committee were Messrs. Bryant and Wilds. In 2007, Mr. Bryant began serving as chair of the Compensation Committee. The Compensation Committee held six meetings during 2006. The charter of the Compensation Committee is available on our website at www.symbion.com. Please see “Compensation Discussion and Analysis” for information on the functions performed by the Compensation Committee.
     Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Ms. Kurtin and Messrs. Bryant and Wilds. The Nominating and Corporate Governance Committee held one meeting during 2006. The charter of the Nominating and Corporate Governance Committee is available on our website at www.symbion.com. The Nominating and Corporate Governance Committee performs the following functions, among others:
•	Recommends to the Board for its approval proposed nominees for Board membership after evaluating the proposed nominee and making a determination as to the proposed nominee’s qualifications to be a Board member.

•	Evaluates the performance of each existing director before recommending to the Board his or her nomination for an additional term as a director.

Meeting Attendance
     The Board of Directors held a total of eight meetings in 2006. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Board of Directors has adopted a policy that encourages all members of the Board of Directors to attend annual meetings of stockholders. Four members of the Board attended the 2006 annual meeting of stockholders.
Non-Management Executive Sessions
     The Board of Directors has adopted a policy relating to non-management executive sessions. Under this policy, periodically, and no less frequently than semi-annually, the Board of Directors will meet in executive sessions in which management directors and other members of management do not participate. During 2006, the non-management members of the Board of Directors held two executive sessions.
Security Holder Communication with Board of Directors
     Stockholders and other parties interested in communicating directly with the Board of Directors or an individual director may do so by writing to R. Dale Kennedy at Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215. Mr. Kennedy will review all such correspondence and will regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in his opinion, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.
Policy on Reporting of Concerns Regarding Accounting Matters
     The Audit and Compliance Committee has adopted a policy on the reporting of concerns regarding accounting, internal control or auditing matters. Any person, whether or not an employee, who has a concern about our conduct or the conduct of any of our personnel, including with respect to our accounting, internal accounting controls or auditing matters, may, in a confidential and anonymous manner, communicate that concern via a compliance hotline, (800) 279-4655, our designated external contact for these purposes.
Code of Business Conduct and Ethics
     In compliance with Securities and Exchange Commission and Nasdaq requirements, we adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees in February 2004. The Code of Business Conduct and Ethics can be found on our website at www.symbion.com.
Independence of Directors
     The Board of Directors has reviewed the independence of each of our directors in light of the definition of “independent director” as that term is defined in the Nasdaq listing standards. As a result of this review, the Board affirmatively determined that, as of February 21, 2007, all of the directors are independent under Nasdaq standards with the exception of Richard E. Francis, Jr. and Clifford G. Adlerz, each of whom is an employee. William V.B. Webb, prior to his resignation, was not independent as he was an employee.
Director Nominee Evaluation Process
     The Nominating and Corporate Governance Committee of the Board of Directors is responsible for seeking individuals qualified to become Board members, conducting appropriate inquiries into the backgrounds and qualifications of possible Board nominees and proposing nominees for Board membership to the Board for its approval. The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders.
     A stockholder who wishes to recommend a prospective nominee for the Board should notify R. Dale Kennedy in writing at Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215. The Nominating and

Corporate Governance Committee will consider whether to nominate any person nominated by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations. In general, these provisions require that nominations by stockholders be received no less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the preceding year’s annual meeting. The notice provided to us should include, at a minimum:
•	The name and address of the stockholder who intends to make the nomination(s) and of the person or persons to be nominated;

•	A representation that the stockholder is a holder of record or a beneficial holder of stock entitled to vote at the meeting (including the number of shares the stockholder owns) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director if so elected, with such written consent attached thereto.
     The Nominating and Corporate Governance Committee will evaluate prospective nominees considering certain factors, including:
•	The ability of the prospective nominee to represent the interests of our stockholders;

•	The prospective nominee’s standards of character and integrity;

•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it deems are in the best interest of Symbion and our stockholders, such as the current composition of the Board, the balance of management and independent directors and the need for specialized expertise. The Nominating and Corporate Governance Committee, however, does believe it is appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the Board meet the definition of “independent director” under the Nasdaq listing standards. The Nominating and Corporate Governance Committee also believes it appropriate for certain members of management to participate as members of the Board.
     The Nominating and Corporate Governance Committee will identify nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new Board members. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance

Committee or the Board decides not to re-nominate a current Board member for reelection, the Nominating and Corporate Governance Committee may identify the desired skills and experience for a new nominee in light of the criteria above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table provides information as of March 20, 2007 about the ownership of Common Stock by (1) each person whom we know to be the beneficial owner of more than 5% of the outstanding shares of Common Stock based on our review of Schedule 13D and Schedule 13G filings with the SEC, (2) each of our directors, (3) the executive officers named in the Summary Compensation Table on page 21 and (4) all of our directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

		Percent of
	Shares	Common Stock
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned
Wellington Management Company, LLP(1)	2,778,240	12.6%
T. Rowe Price Associates, Inc.(2)	2,775,200	12.6
FMR Corp.(3)	1,168,941	5.2
Richard E. Francis, Jr.(4)(5)	811,468	3.6
Clifford G. Adlerz(5)(6)	490,538	2.2
William V. B. Webb(7)	134,111	*
Kenneth C. Mitchell(5)(8)	143,254	*
R. Dale Kennedy(5)(9)	109,074	*
Frederick L. Bryant(10)	68,313	*
Donald W. Burton(11)	1,034,133	4.7
Eve M. Kurtin(12)	32,713	*
Jack Tyrrell(13)	747,545	3.4
David M. Wilds(14)	112,225	*
All directors and executive officers as a group (10 persons) (15)	3,683,374	16.1%

*	Less than 1%

(1)	This information is based on a Schedule 13G filed as of December 31, 2006 by Wellington Management Company, LLP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Wellington Management Company, LLP reported shared voting power as to 1,922,720 shares and shared dispositive power as to 2,754,840 shares. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(2)	This information is based on an amendment to Schedule 13G filed as of December 31, 2006 by T. Rowe Price Associates, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. T. Rowe Price Associates, Inc. reported sole voting power as to 649,100 shares and sole dispositive power as to 2,775,200 shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	This information is based on a Schedule 13G filed as of December 31, 2006 by FMR Corp., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. FMR Corp. reported sole voting power as to 20,412 shares and sole dispositive power as to 1,168,941 shares. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Includes 22,571 shares held in a family trust, 47,777 shares of restricted stock and options to acquire 301,454 shares which were exercisable as of March 20, 2007 or become exercisable within 60 days following March 20, 2007.

(5)	The address of each of Messrs. Francis, Adlerz, Mitchell and Kennedy is 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.

(6)	Includes 3,172 shares held in a family trust, 31,439 shares of restricted stock and options to acquire 223,323 shares which were exercisable as of March 20, 2007 or become exercisable within 60 days following March 20, 2007.

(7)	Includes options to acquire 35,000 shares which were exercisable as of March 20, 2007 or become exercisable within 60 days following March 20, 2007. The address of Mr. Webb is 212 Jackson Boulevard, Nashville, Tennessee 37205. Mr. Webb resigned as an officer effective January 12, 2007.

(8)	Includes 15,395 shares of restricted stock and options to acquire 79,701 shares which were exercisable as of March 20, 2007 or become exercisable within 60 days following March 20, 2007.

(9)	Includes 11,332 shares of restricted stock and options to acquire 56,939 shares which were exercisable as of March 20, 2007 or become exercisable within 60 days following March 20, 2007.

(10)	Includes 11,000 shares held in a charitable remainder trust and options to acquire 27,713 shares which were exercisable as of March 20, 2007 or become exercisable within 60 days following March 20, 2007. The address for Mr. Bryant is P. O. Box 58705, Nashville, Tennessee 37205.

(11)	Consists of 396,746 shares owned by South Atlantic Private Equity Fund IV, Limited Partnership, 547,890 shares owned by South Atlantic Private Equity Fund IV (QP), Limited Partnership, 15,446 shares owned by The Burton Partnership, Limited Partnership and 46,338 shares owned by The Burton Partnership (QP), Limited Partnership as to which Mr. Burton may be deemed to have beneficial ownership and options to acquire 27,713 shares granted to Mr. Burton which were exercisable as of March 20, 2007 or become exercisable within 60 days following March 20, 2007. Mr. Burton is chairman of South Atlantic Private Equity Fund IV, Limited Partnership and manages The Burton Partnership, Limited Partnership. The address for Mr. Burton and the entities listed in this footnote is 614 West Bay Street, Tampa, Florida 33606.

(12)	Includes options to acquire 27,713 shares which were exercisable as of March 20, 2007 or become exercisable within 60 days following March 20, 2007. The address for Ms. Kurtin is 16830 Ventura Blvd., Suite 244, Encino, California 91436.

(13)	Richland Ventures II, L.P. is the direct beneficial owner of 347,711 shares. Richland Ventures III, L.P. is the direct beneficial owner of 370,377 shares. Jack Tyrrell is the direct beneficial owner of currently exercisable options to purchase 27,713 shares which were exercisable as of March 20, 2007 or become exercisable within 60 days following March 20, 2007. Richland Partners II is the general partner of Richland Ventures II, L.P. Richland Partners III is the general partner of Richland Ventures III, L.P. Mr. Tyrrell and W. Patrick Ortale III are the general partners of Richland Partners II and Richland Partners III. Mr. Tyrrell, Mr. Ortale, Richland Partners II, Richland Partners III, Richland Ventures II, L.P. and Richland Ventures III, L.P. are members of an affiliated group and may be deemed to have beneficial ownership of all equity securities held by any member of the group. The address for Mr. Tyrrell is 1201 16th Avenue South, Nashville, Tennessee 37212.

(14)	Includes options to acquire 27,713 shares which were exercisable as of March 20, 2007 or become exercisable within 60 days following March 20, 2007. The address for Mr. Wilds is 30 Burton Hills Boulevard, Suite 550, Nashville, Tennessee 37215.

(15)	Includes 105,943 shares of restricted stock and options to acquire 834,982 shares which were exercisable as of March 20, 2007 or become exercisable within 60 days following March 20, 2007.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires officers, directors, and persons who own more than 10% of a registered class of stock of companies subject to the reporting requirements of Section 12 of the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Such executive officers, directors and greater than 10% stockholders are also required to furnish us with copies of all Section 16(a) reports they file. Based on a review of such reports filed with the SEC and on written representations from reporting persons, we believe that all persons subject to the reporting requirements pursuant to Section 16(a) filed the required reports on a timely basis with the SEC. All Section 16(a) reports are posted on our website at www.symbion.com.

EXECUTIVE OFFICERS
     The following list identifies the name, age and position(s) of our executive officers:

Name	Age	Position
Richard E. Francis, Jr.	53	Chairman of the Board, Chief Executive Officer and Director
Clifford G. Adlerz	53	President, Chief Operating Officer and Director
Kenneth C. Mitchell	57	Chief Financial Officer and Senior Vice President of Finance
R. Dale Kennedy	59	Senior Vice President of Management Services and Secretary
     The executive officers have been appointed by the Board of Directors. The term of each executive officer runs until his or her successor is elected and qualified, or until the earlier of his death, resignation or removal, provided that the term of office of Messrs. Francis and Adlerz is subject to the respective employment agreement that we entered into with each such officer, as described in “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”
     The following is a biographical summary of the experience of our executive officers who are not members of the Board of Directors:
     Kenneth C. Mitchell has served as Chief Financial Officer since May 2002 and as Senior Vice President of Finance since December 2002. Mr. Mitchell served as Vice President of Finance from 1996 to December 2002. Mr. Mitchell served as Chief Financial Officer of American HealthMark, Inc. from 1989 to 1995 and as Vice President — Controller for HCA Management Company from 1988 to 1989. Prior to that time, Mr. Mitchell served as Assistant Vice President-Development and Regional Controller for HCA Management Company.
     R. Dale Kennedy has served as Secretary since May 2002 and Senior Vice President of Management Services since December 2002. Mr. Kennedy served as Vice President of Management Services from 1996 to December 2002. Mr. Kennedy served as Chief Operations Officer for IPN Network, LLC, a company that managed the business office functions of healthcare entities, from 1991 until 1995. Prior to that time, Mr. Kennedy served in regional financial roles for HealthTrust, Inc. and HCA.

COMPENSATION DISCUSSION AND ANALYSIS
     The Compensation Committee of the Board of Directors, which is comprised of non-employee directors, is responsible for establishing and administering executive compensation policies and programs within the framework of the committee’s compensation philosophy. Our executive compensation policies are designed to complement and contribute to the achievement of our business objectives. The Compensation Committee’s general philosophy is that executive compensation should:
•	Link compensation paid to executives to corporate and individual performance;

•	Provide incentive opportunities that will motivate executives to achieve our long-term objectives;

•	Be competitive within our industry and community and responsive to the needs of our executives;

•	Attract, retain, motivate and reward individuals of the highest quality in the industry with the experience, skills and integrity necessary to promote our success;

•	Comply with all applicable laws and Nasdaq member rules and guidelines, and be appropriate in light of reasonable and sensible standards of good corporate governance; and

•	Be monitored periodically to assess the cost of compensation programs in comparison to stockholder value and the performance of the Company and our executives.
     In performing its duties, the Compensation Committee is guided by its Charter. The Compensation Committee Charter was amended and restated on February 20, 2007 and is available on our website at www.symbion.com. In accordance with the Charter, the committee:
•	Sets the total compensation package, including equity and non-equity incentives, for our Chief Executive Officer and our other executive officers;

•	Makes recommendations to the Board regarding our overall equity-based incentive compensation programs;

•	Interprets the provisions of our equity-based incentive programs, prescribes the form of any agreements related thereto, and adopts, amends and rescinds rules for administration of the programs;

•	Grants awards under our equity-based incentive programs;

•	Annually reviews and approves corporate goals and objectives relevant to executive officer compensation, evaluates the executive officers’ performance in light of those goals and objectives, and approves, or recommends to the independent directors the approval of, executive officer compensation levels based on this evaluation;

•	Reviews and reassesses annually the adequacy of the Compensation Committee Charter and recommends any proposed changes to the Board; and

•	Reviews and discusses the Compensation Discussion and Analysis (“CD&A”) section of our proxy statement with our management, and recommends approval of CD&A to the Board.
     The elements of our executive compensation program include (i) base salary, (ii) non-equity annual compensation, (iii) equity-based compensation, such as stock options and restricted stock, paid pursuant to the Long Term Incentive Plan and (iv) other benefits such as participation in our 401(k) plan and Supplemental Executive Retirement Plan. Executive officers also receive benefits that our other employees receive including medical, life and disability insurance.
Compensation Process
     The Compensation Committee approves salaries and other compensation for our executive officers. The

Compensation Committee also reviews and approves, in advance, employment and similar arrangements or payments to be made to any executive officer. The Compensation Committee reviews its decisions with the full Board of Directors. In 2006, the executive officers consisted of our five Named Executive Officers. Salaries and other compensation for all other officers and employees are determined by management in accordance with our compensation policies and plans.
     Since becoming a public company in 2004, the Compensation Committee has retained an outside compensation consultant to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. In early 2005, the Compensation Committee engaged the firm of Watson Wyatt Worldwide to assist the committee in developing its compensation policies. Each year since its initial engagement, Watson Wyatt has provided the Compensation Committee with an Executive Compensation — Competitive Market Analysis that provides a detailed assessment of the competitiveness of the compensation amounts offered by us to our executive officers, including an examination of base salary, actual total cash consideration, target total cash consideration and long-term incentives, along with a comparison of our overall equity dilution and financial performance with comparable healthcare companies. To evaluate executive officer compensation, Watson Wyatt gathers information from a database composed of companies that operate in the United States in the health services industry that are comparable to our size in terms of revenue, market capitalization and other appropriate indicators, as well as other relevant information, surveys and data. The peer group selected by Watson Wyatt consists of 15 comparable companies and comprises the market for purposes of the Compensation Committee’s consideration of executive compensation. The information about our peer companies is based on public information and survey data collected by Watson Wyatt and in most cases is from such companies’ prior year filings with the Securities and Exchange Commission.
     In late 2005, at the direction of the Compensation Committee, our Chief Executive Officer and other members of senior management discussed with Watson Wyatt the compensation of our executive officers and information to be provided to the Compensation Committee for its consideration in establishing 2006 compensation. In January and February 2006, the Compensation Committee held four meetings to consider and approve 2006 compensation for our executive officers. The Compensation Committee reviewed the market study prepared by Watson Wyatt in February 2006 covering 2005 compensation paid by our peer companies, discussed the market study with Watson Wyatt, received input from our Chief Executive Officer, and considered our budget for 2006. The Compensation Committee held a total of six meetings in 2006.
     The Compensation Committee expects a close correlation between compensation paid to our executives and the tactical and strategic success of the Company. In the 2006 Watson Wyatt report, the total compensation paid to our executives was generally below the 50th percentile, although certain components of the compensation paid to certain of our Named Executive Officers exceeded the 50th percentile for various reasons. In light of this information, the committee’s objective was to raise total compensation for Messrs. Francis, Adlerz and Mitchell, and Mr. Webb prior to his resignation, to the 50th percentile compared to our peer companies. For various reasons that are discussed below, the committee decided to increase compensation for Messrs. Francis, Adlerz, Webb and Mitchell to the 50th percentile benchmark over a period of two years rather than all in 2006. Although the compensation of Mr. Kennedy was not analyzed in the Watson Wyatt report, the Compensation Committee established Mr. Kennedy’s compensation based on a review of the nature and responsibilities of his position relative to the other four Named Executive Officers.
     In February 2006, Watson Wyatt also provided the Compensation Committee an Equity Compensation Strategy Report that proposed, among other things, an amended equity incentive plan that was ultimately adopted and approved by our stockholders as the Long Term Incentive Plan at the 2006 annual meeting. See “- Components of Executive Compensation — Equity-Based Compensation” for additional information about the amended equity incentive plan.
     In addition to Watson Wyatt, the Compensation Committee relies on the input of our Chief Executive Officer concerning the performance of our executive officers in making its compensation decisions; however, the Chief Executive Officer is not present during the deliberation and voting by the Compensation Committee on compensation for the Chief Executive Officer. Additionally, the Compensation Committee may delegate to the Chief Executive Officer the authority to make, within the framework of the Compensation Committee’s philosophy or objectives that it has adopted from time to time, compensation decisions with respect to our non-executive employees.
     In late 2006, at the direction of the Compensation Committee, our Chief Executive Officer and other members of senior management discussed with Watson Wyatt the compensation of our executive officers and information to be provided to the Compensation Committee for its consideration in establishing 2007 compensation. In January and February 2007, the Compensation Committee held five meetings to consider and approve 2007 compensation for our executive officers. The Compensation Committee reviewed the market study prepared by Watson Wyatt in February 2007 covering 2006 compensation paid by our peer companies, discussed the market study with Watson Wyatt, received input from our Chief Executive Officer, and considered our budget for 2007.
Components of Executive Compensation
Base Salaries
     The Compensation Committee reviews the base salaries of our executive officers on an annual basis. Salaries are determined based on a subjective assessment of the nature and responsibilities of the position involved, our performance and the performance of the particular officer, the officer’s experience and tenure with us and base salaries paid to persons in similar positions with our peer companies. The base salaries paid to Richard E. Francis, Jr. and Clifford G. Adlerz are, and the base salary of William V.B. Webb prior to his resignation was, subject to the terms of the employment agreements that we have with these executive officers. On December 6, 2006, Mr. Webb announced his resignation as a director effective immediately and as an officer effective in January 2007. His resignation as an officer became effective on January 12, 2007, and his employment agreement was thereby voluntarily terminated effective January 12, 2007.
     As discussed above, the Compensation Committee’s objective is to target total executive compensation for Messrs. Francis, Adlerz and Mitchell, and Mr. Webb prior to his resignation, at the 50th percentile compared to our peer companies. According to the 2006 Watson Wyatt report that the Compensation Committee used to set 2006 compensation, the base salary of each of these Named Executive Officers was significantly below the 50th percentile of our peer companies. Because of the size of the disparity between the salaries of Messrs. Francis, Adlerz and Webb and the 50th percentile, and after taking into consideration budgetary and other financial information for 2006, the committee decided that increasing the salaries of Messrs. Francis, Adlerz and Webb to the 50th percentile over a two-year period would be more appropriate than increasing the salaries to the 50th percentile in one year. Although the base salary of Mr. Mitchell was below the 50th percentile, the committee decided to increase his total compensation by increasing his potential cash bonus rather than significantly increasing his base salary. Therefore, the committee decided to make a cost of living adjustment to Mr. Mitchell’s base salary but did not increase his base salary to the same extent as Messrs. Francis, Adlerz and Webb. The committee also made a cost of living adjustment to Mr. Kennedy’s base salary. Accordingly, the Compensation Committee set base salaries for our Named Executive Officers for 2006 as follows: $377,640 for Mr. Francis, $288,647 for Mr. Adlerz, $251,204 for Mr. Webb, $206,502 for Mr. Mitchell, and $195,994 for Mr. Kennedy.
     The 2007 Watson Wyatt report confirmed that the base salaries of these Named Executive Officers were still significantly below the 50th percentile of our peer companies. In February 2007, the committee increased the base salary of Mr. Adlerz to approximately the 50th percentile of our peer companies. After taking into consideration budgetary and other financial information for 2007, Mr. Francis recommended, and the committee agreed, to not increase his base salary to the 50th percentile of our peer companies in 2007 as had been previously discussed. The committee instead determined that an additional year would be required to increase Mr. Francis’s salary to the 50th percentile of our peer companies. Although the base salary of Mr. Mitchell was below the 50th percentile, his total compensation, including equity compensation, exceeded the 50th percentile. Therefore, the committee decided to make a cost of living adjustment to Mr. Mitchell’s base salary but did not increase his base salary to the same extent as Messrs. Francis and Adlerz. The committee also made a cost of living adjustment to Mr. Kennedy’s base salary. Base salaries for 2007 for our Named Executive Officers were set as follows: $450,000 for Mr. Francis, $325,000 for Mr. Adlerz, $212,697 for Mr. Mitchell, and $201,874 for Mr. Kennedy.

Non-Equity Annual Compensation
     Non-equity annual compensation is intended to motivate executive officers to achieve pre-determined financial or other goals appropriate to each executive officer’s area of responsibility set by the Compensation Committee, consistent with our overall business strategies. In determining 2006 non-equity compensation opportunities for the Named Executive Officers, the Compensation Committee reviewed the market study prepared by Watson Wyatt and the total compensation paid to executives at our peer companies, and discussed the market study with Watson Wyatt. According to the 2006 Watson Wyatt report, the potential bonuses to be paid to Messrs. Francis, Adlerz and Mitchell for 2005 were below the 50th percentile of our peer companies. The Compensation Committee decided that increasing annual incentive compensation for Messrs. Francis, Adlerz and Mitchell to the 50th percentile over a two-year period would be more appropriate than increasing it to the 50th percentile in 2006. According to the 2006 Watson Wyatt report, Mr. Webb’s potential bonus was slightly higher than the 50th percentile. To this end, on February 22, 2006, the Compensation Committee established a 2006 cash bonus plan for executive officers. Pursuant to that plan, the 2006 bonuses of Messrs. Francis, Adlerz, Mitchell and Kennedy were to be based upon our attainment of earnings targets during 2006. The bonus of William V.B. Webb was to be based 30% upon targets related to profitability of surgery centers acquired or developed during 2006; 35% upon targets related to the number of development projects completed during 2006; and 35% upon the attainment of earnings targets during 2006.
     In the fall of 2006, our senior management reviewed the likelihood of the attainment of the earnings targets established for various of our employees, including the Named Executive Officers, given our 2006 performance to date. Based on that review, we reversed certain accruals that had been made for bonuses that were expected to be paid based on 2006 performance. In February 2007, the Compensation Committee met to determine whether and the extent to which the applicable performance targets set forth in the 2006 cash bonus plan were achieved. Based on that review of our performance, the committee determined that the performance targets for certain of our employees, including the Named Executive Officers, had not been achieved. However, the committee in its sole discretion determined to distribute to a pool of approximately 50 employees who would not otherwise have received bonuses based on their predetermined performance goals, including the Named Executive Officers, amounts that had been accrued throughout the year for the purpose of paying bonuses to employees. With respect to the Named Executive Officers, the committee determined that the performance goal relating to net revenues was achieved and that payment of a bonus was appropriate. Amounts were distributed to the pool of employees in approximately the same proportion as bonuses would have been paid to such employees if they had all met all predetermined performance goals applicable to such employees. Accordingly, the committee approved cash bonuses for our Named Executive Officers for 2006 as follows: $112,557 to Mr. Francis; $86,032 to Mr. Adlerz; $27,697 to Mr. Mitchell; and $20,446 to Mr. Kennedy. Consistent with the Compensation Committee’s prior practice and the 2006 cash bonus plan design, Mr. Webb did not receive a bonus as he was not an employee on the date that bonuses were paid.
     Certain officers and other employees who are selected by the Compensation Committee may elect to forego up to 100% of the year-end cash bonus that would otherwise be paid and receive restricted shares of our common stock under our Deferred Stock Purchase Program (the “Deferred Stock Program”). The restricted shares are issued under our Long Term Incentive Plan at a 20% discount from the market price pursuant to the Deferred Stock Program. The shares vest one year after the date the cash bonus would have otherwise been paid, or immediately upon death, disability or a change of control of the Company. Although some of our Named Executive Officers have participated in the Deferred Stock Program in prior years, none of them elected to use their cash bonuses earned in 2006 to acquire shares in the Deferred Stock Program.
     On February 20, 2007, the Compensation Committee approved a bonus plan for executive officers to be effective for the 2007 fiscal year. Pursuant to the 2007 bonus plan, Messrs. Francis, Adlerz, Mitchell and Kennedy may be awarded cash bonuses based 20% upon our attainment of net revenue targets during 2007 and 80% upon our attainment of earnings targets during 2007. The maximum total bonus award that executive officers can receive ranges from 35% to 100% of base salary for 2007. Following the end of the 2007 fiscal year, the Compensation Committee will determine whether and the extent to which the applicable 2007 performance targets were met. The Compensation Committee will then award each executive officer a cash bonus (subject to each executive officer’s election to receive restricted stock in lieu of cash pursuant to the Deferred Stock Program) based on the achievement of the applicable performance targets. Payments for performance between the minimum threshold and the target level required to receive the maximum bonus award will be determined based on a formula. The Compensation

Committee may make adjustments to the terms of awards in recognition of unusual or nonrecurring events affecting a participant, us or our financial statements, or in the event of changes in applicable laws, regulations, or accounting principles.
Equity-Based Compensation
     The Compensation Committee believes that the availability of equity awards, including options and restricted stock, under our Long Term Incentive Plan gives our executives a stake in our long-term performance and aligns senior management with our achievement of longer-term financial objectives that enhance stockholder value. In determining the total number of options or restricted stock awards to be granted under the Long Term Incentive Plan, the Compensation Committee considers the available number of shares, but has no fixed formula for determining the total number of awards to be granted. When determining what form of equity compensation to grant, such as options, restricted stock or restricted stock units, the Compensation Committee consults with Watson Wyatt, analyzes the practices of our peer companies, reviews the status of existing equity awards and considers such other factors deemed relevant by the committee such as retention issues and the perception by employees of various types of awards. Grants to Named Executive Officers are based on job responsibilities and individual contributions as well as levels of equity compensation of similarly situated executives at our peer companies.
     In determining 2006 equity-based compensation for the Named Executive Officers, the Compensation Committee reviewed the market study prepared by Watson Wyatt and the total compensation paid to executives at our peer companies, and discussed the market study with Watson Wyatt. According to the 2006 Watson Wyatt report, the equity-based compensation paid to Messrs. Francis, Adlerz and Webb was below the 50th percentile of our peer companies. The equity-based compensation paid to Mr. Mitchell was above the 50th percentile because of equity grants in prior years. After consultation with Watson Wyatt, the Compensation Committee decided to make a grant of options to the Named Executive Officers in 2006 based on each such officer’s total mix of compensation and the other factors described above. On February 22, 2006 but effective February 27, 2006, the Compensation Committee granted the following options to executive officers pursuant to the Symbion Stock Incentive Plan (subsequently renamed the Symbion Long Term Incentive Plan): options to purchase 80,000 shares to Mr. Francis, options to purchase 50,000 shares to Mr. Adlerz, options to purchase 35,000 shares to Mr. Webb, options to purchase 25,000 shares to Mr. Mitchell and options to purchase 20,000 shares to Mr. Kennedy. The committee selected the February 27, 2006 grant date of the options because it was the first day that persons subject to our insider trading policy could trade securities following the announcement of our 2005 financial results.
     Generally, awards of stock options become exercisable in four equal annual installments, beginning one year after the date of grant. Because the exercise price of options under the Long Term Incentive Plan is the market value of the our common stock on the date of grant, executives will realize a gain through the award of stock options if the value of the common stock increases over the period that options become exercisable.
     On March 9, 2006, the Board adopted an amendment to the Symbion Stock Incentive Plan, subject to approval of our stockholders, which was in the form of an amendment and restatement and included the change of the plan name to the Long Term Incentive Plan. On May 9, 2006, the stockholders approved the Long Term Incentive Plan at the annual meeting of stockholders. A summary of the principal terms and conditions of the amended plan was included in the definitive proxy statement for the annual meeting (filed on April 4, 2006). The primary purposes of the amendment were (i) to provide for awards of performance shares, performance units, restricted stock units and stock appreciation rights that are settled in stock; (ii) to provide for cash awards; (iii) to increase the number of shares authorized by 1,078,847 bringing the total authorized shares to 4,021,476; and (iv) to provide a “sublimit” on the shares that may be issued as awards of restricted stock.
     On January 18, 2007, the Compensation Committee granted the following options to executive officers pursuant to the Long Term Incentive Plan: options to purchase 44,500 shares to Mr. Francis, options to purchase 32,000 shares to Mr. Adlerz, options to purchase 10,000 shares to Mr. Mitchell and options to purchase 9,500 shares to Mr. Kennedy. The Compensation Committee also granted the following shares of restricted stock to the Named Executive Officers: Mr. Francis, 16,777 shares; Mr. Adlerz, 12,064 shares; Mr. Mitchell, 3,770 shares and Mr. Kennedy, 3,582 shares. The shares of restricted stock vest in four equal installments beginning one year from the date of grant, provided that the employee continues to be employed by us or one of our affiliates on such vesting dates. The Compensation Committee chose to issue a combination of restricted stock and options because the exercise price of many of the options that were granted to employees in prior years was below the market price of our common stock and the committee believed that including restricted stock in the equity grant may provide an appropriate incentive to employees and improve retention.
     Until February 2007, the committee did not have a formal policy concerning the timing of equity grants. It has been the committee’s practice to approve a broad-based grant of awards to Symbion employees on an annual basis. Since becoming a public company, such grant generally has been made during the first quarter of the year. Although there was not a formal policy, the committee did not backdate any equity grant or manipulate the timing of the public release of material information or of any equity award with the intent of benefiting a grantee under an equity award. In February 2007, the committee adopted a policy regarding the granting of equity-based compensation awards. The policy provides that the date the committee acts to approve an award, or such later specified date as the committee shall designate, shall be used as the grant date of the award. The policy also addresses off-cycle grants pursuant to which the committee authorizes our Chief Executive Officer to make other grants to non-executive employees. Off-cycle grants pursuant to the committee’s authorization shall be approved in writing by the Chief Executive Officer, and shall be deemed to be granted on the day that an employee commences employment. Off-cycle grants approved by the Chief Executive Officer shall be reported to the committee at its next meeting. In all events the exercise price of an option or similar award shall be determined by reference to the fair market value of Symbion common stock on the grant date of the award. The fair market value of our common stock on a grant date shall be the closing price for a share of our common stock on such day as reported on the Nasdaq Global Select Market. We shall not purposely accelerate or delay the public release of material information in consideration of a pending equity grant in order to allow the grantee to benefit from a more favorable stock price.
Other Benefits
     In January 2005, the Compensation Committee adopted a Supplemental Executive Retirement Plan (the “SERP”). The SERP is a nonqualified deferred compensation program for officers and other key employees designated by the Compensation Committee. The SERP is designed and administered in accordance with the requirements of the Internal Revenue Code to defer the taxation on compensation earned by participating employees. Participating employees can elect to defer up to 25% of their base salary and up to 50% of their year-end bonus. For employees who contribute at least 2% of their base salary, we will contribute 2% of the employee’s base salary. The Compensation Committee in its discretion may make additional contributions based on achievement of performance goals or other company objectives. Employee contributions pursuant to the SERP are 100% vested at all times. Company contributions become vested one year after contribution, and immediately upon death, disability or change in control of the Company. Participating employees direct the investment of their accounts in mutual funds or other appropriate investment media that we select. Assets invested pursuant to the SERP are designated for paying SERP benefits but are subject to the claims of our creditors.
     In February 2007, the Compensation Committee approved a discretionary company contribution of 4%, in addition to the standard 2% company contribution provided for under the SERP, for the fiscal year ended December 31, 2006. The committee approved the additional contribution after consultation with Watson Wyatt and a review of similar plans used by our peer companies. Accordingly, we contributed the following amounts to the Named Executive Officers for 2006: Mr. Francis, $22,658; Mr. Adlerz, $17,319; Mr. Mitchell, $12,390 and Mr. Kennedy, $11,760.
     The Named Executive Officers are also eligible to participate in our 401(k) plan. The 401(k) plan allows employees to contribute up to the limits imposed by the Internal Revenue Code. Pursuant to the 401(k) plan, we can make a matching contribution to the plan on behalf of each employee. Typically, our match of employee contributions has been equal to a 25% of the first 6% of an employee’s base salary contributed to the plan.
Perquisites
     We provide our executive officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program and that are generally available to our other employees. These perquisites include medical, life and disability insurance.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth certain information concerning compensation paid or accrued by us and our subsidiaries for the last year with respect to our Named Executive Officers — the Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers:

				Stock	Option	All Other
Name and Principal Position	Year(1)	Salary	Bonus	Awards(2)	Awards(2)	Compensation(3)	Total
Richard E. Francis, Jr.	2006	$377,640	$112,557	$152,233	$829,353	$30,588	$1,502,371
Chairman of the Board and Chief Executive Officer

Clifford G. Adlerz	2006	$288,648	$86,032	$95,146	$575,487	$24,205	$1,069,518
President and Chief Operating Officer

William V.B. Webb(4)	2006	$251,408	—	$66,602	$405,149	$8,081	$731,240
Former Chief Development Officer

Kenneth C. Mitchell	2006	$206,502	$27,697	$57,087	$256,884	$20,043	$568,213
Senior Vice President of Finance and Chief Financial Officer

R. Dale Kennedy	2006	$195,994	$20,446	$38,058	$169,156	$19,486	$443,140
Senior Vice President of Management Services and Secretary

(1)	In accordance with SEC transition rules, this table reflects compensation to the Named Executive Officers only for the most recently completed fiscal year. Information for years prior to the most recently completed fiscal year presented under previous SEC rules is available in our previous filings, which can be obtained from the SEC’s website at www.sec.gov.

(2)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes in accordance with Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. In addition, ratable amounts expensed for awards that were granted in prior years are included.

(3)	Represents: (a) Company contributions to the Supplemental Executive Retirement Plan for Mr. Francis of $22,658; Mr. Adlerz of $17,319; Mr. Mitchell of $12,390; and Mr. Kennedy of $11,760; (b) Company contributions to the 401(k) plan for Mr. Francis of $3,750; Mr. Adlerz of $3,750; Mr. Webb of $3,750; Mr. Mitchell of $3,322; and Mr. Kennedy of $3,611; and (c) premiums we paid for term life insurance on behalf of each Named Executive Officer of $4,180 for Mr. Francis; $3,136 for Mr. Adlerz; $2,806 for Mr. Webb; $4,331 for Mr. Mitchell; and $4,115 for Mr. Kennedy.

(4)	Mr. Webb resigned as an officer effective January 12, 2007.

Grants of Plan-Based Awards
     The following table sets forth certain information regarding plan-based awards granted to the Named Executive Officers during 2006:

						Grant
			All Other	All Other Option	Exercise	Date Fair
		Date of	Stock Awards:	Awards: Number	or Base	Value of
		Compensation	Number of	of Securities	Price of	Stock and
	Grant	Committee Action	Shares of Stock	Underlying	Option	Option
Name	Date	Approving Grant	or Units(1)	Options(2)	Awards	Awards(3)
Richard E. Francis, Jr.	2/27/06	2/22/06	—	80,000	$23.80	$854,264
	2/27/06	N/A	1,813	—	—	$8,621

Clifford G. Adlerz	2/27/06	2/22/06	—	50,000	$23.80	$533,915
	2/27/06	N/A	2,695	—	—	$12,812

William V.B. Webb	2/27/06	2/22/06	—	35,000	$23.80	$373,741
	2/27/06	N/A	3,674	—	—	$17,480

Kenneth C. Mitchell	2/27/06	2/22/06	—	25,000	$23.80	$266,958
	2/27/06	N/A	1,842	—	—	$8,755

R. Dale Kennedy	2/27/06	2/22/06	—	20,000	$23.80	$213,566

(1)	Represents shares of restricted stock received in lieu of a portion of the cash bonus payable to the Named Executive Officers for 2005 under the Deferred Stock Purchase Program. The shares were issued under the Long Term Incentive Plan. The amount of cash bonus surrendered by the Named Executive Officers who received shares of restricted stock under the Deferred Stock Purchase Program is as follows: Mr. Francis, $34,528; Mr. Adlerz, $51,329; Mr. Webb, $69,961; and Mr. Mitchell, $35,085.

(2)	Represents options granted under the Long Term Incentive Plan.

(3)	Full grant date fair value computed in accordance with SFAS 123R. The calculations, where applicable, include a reduction for cash bonuses surrendered, as described in footnote 1 above.

Outstanding Equity Awards at Fiscal Year-End
     The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2006 that represent potential amounts that may be realized in the future:

	Option Awards				Stock Awards
	Number of	Number of			Number of		Market Value
	Securities	Securities			Shares or		of Shares or
	Underlying	Underlying			Units of		Units of Stock
	Unexercised	Unexercised	Option	Option	Stock That		Held that
	Options	Options	Exercise	Expiration	Have Not		Have Not
Name	(Exercisable) (1)	(Unexercisable)(1)	Price ($)	Date	Vested		Vested ($) (2)
Richard E. Francis, Jr.	135,430	—	$13.87	05/16/12	—		—
	66,023	22,006	$15.00	12/11/13	—		—
	40,000	40,000	$19.70	12/10/14	—		—
	20,000	60,000	$19.26	01/05/15	—		—
	—	80,000	$23.80	02/27/13	—		—
	—	—	—	—	39,000	(3)	$721,890
	—	—	—	—	1,813	(4)	$33,559

Clifford G. Adlerz	108,343	—	$13.87	05/16/12	—		—
	52,480	17,492	$15.00	12/11/13	—		—
	25,000	25,000	$19.70	12/10/14	—		—
	12,500	37,500	$19.26	01/05/15	—		—
	—	50,000	$23.80	02/27/13	—		—
	—	—	—	—	24,375	(3)	$451,181
	—	—	—	—	2,695	(4)	$49,884

William V.B. Webb	—	10,156	$15.00	12/11/13	—		—
	17,500	17,500	$19.70	12/10/14	—		—
	8,750	26,250	$19.26	01/05/15	—		—
	—	35,000	$23.80	02/27/13	—		—
	—	—	—	—	17,063	(3)	$315,836
	—	—	—	—	3,674	(4)	$68,006

Kenneth C. Mitchell	24,828	—	$13.87	05/16/12	—		—
	18,622	6,206	$15.00	12/11/13	—		—
	15,000	15,000	$19.70	12/10/14	—		—
	7,500	22,500	$19.26	01/05/15	—		—
	—	25,000	$23.80	02/27/13	—		—
	—	—	—	—	14,625	(3)	$270,709
	—	—	—	—	1,842	(4)	$34,095

R. Dale Kennedy	24,828	—	$13.87	05/16/12	—		—
	7,110	2,369	$15.00	12/11/13	—		—
	10,000	10,000	$19.70	12/10/14	—		—
	5,000	15,000	$19.26	01/05/15	—		—
	—	20,000	$23.80	02/27/13	—		—
	—	—	—	—	9,750	(3)	$180,473

(1)	Options with an expiration date of December 11, 2013 were granted on December 11, 2003 and vest in four equal installments beginning on December 11, 2004. Options with an expiration date of December 10, 2014 were granted on December 10, 2004 and vest in four equal installments beginning on December 10, 2005. Options with an expiration date of January 5, 2015 were granted on January 5, 2005 and vest in four equal installments beginning on January 5, 2006. Options with an expiration date of February 27, 2013 were granted on February 27, 2006 and vest in four equal installments beginning on February 27, 2007.

(2)	Based upon the closing sale price of our common stock of $18.51 per share, as reported on the Nasdaq Global Select Market on December 29, 2006.

(3)	Represents a portion of the shares of restricted stock granted on January 5, 2005 that vest according to the following schedule: 2.5% vested on January 5, 2006; an additional 20% vest on January 5, 2007; an additional 25% vest on January 5, 2008; an additional 25% vest on January 5, 2009; and an additional 27.5% vest on January 5, 2010.

(4)	Shares received pursuant to a grant of restricted stock under the Deferred Stock Purchase Program in lieu of a portion of the cash bonus awarded to each officer for 2005. The shares vested on February 28, 2007.

Option Exercises and Stock Vested
     The following table shows the amounts received by the Named Executive Officers upon the exercise of options or the vesting of restricted stock during the most recent fiscal year:

	Option Awards		Stock Awards
	Number of Shares	Value Realized Upon	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Richard E. Francis, Jr.	—	—	1,000	$19,260
Clifford G. Adlerz	—	—	625	$12,038
William V.B. Webb	212,982	$2,500,565	437	$8,417
Kenneth C. Mitchell	—	—	375	$7,223
R. Dale Kennedy	—	—	250	$4,815
Nonqualified Deferred Compensation
     The following table shows the activity during 2006 and the aggregate balances held by each of the Named Executive Officers at December 31, 2006 under our Supplemental Executive Retirement Plan:

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings in	Aggregate Balance at Last
Name	Last Fiscal Year	Last Fiscal Year(1)	Last Fiscal Year	Fiscal Year End
Richard E. Francis, Jr.	$32,899	$22,658	$9,318	$64,875
Clifford G. Adlerz	$5,773	$17,319	$2,849	$25,941
William V.B. Webb	$5,773	—	$4,628	$10,401
Kenneth C. Mitchell	$11,998	$12,390	$2,380	$26,768
R. Dale Kennedy	$12,245	$11,760	$5,016	$29,021

(1)	Amounts in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.
     See “Compensation Discussion and Analysis — Components of Executive Compensation — Other Benefits” for additional information about the Supplemental Executive Retirement Plan.
Potential Payments Upon Termination or Change-in-Control
     Employment Agreements. Richard E. Francis, Jr. and Clifford G. Adlerz are, and William V.B. Webb prior to his resignation was, each a party to an employment agreement with the Company. These employment agreements provided for base salaries that in 2006 were $377,640 for Mr. Francis, $288,647 for Mr. Adlerz and $251,204 for Mr. Webb. Mr. Webb resigned as an officer effective January 12, 2007, and his employment agreement was thereby voluntarily terminated effective January 12, 2007. In February 2007, the Compensation Committee set 2007 base salaries of $450,000 for Mr. Francis and $325,000 for Mr. Adlerz. The employment agreements also provide for an incentive bonus payment upon achievement of goals set by the Compensation Committee and entitle the employees to participate in our employee benefit programs and stock incentive plans.
     The initial term of each of the employment agreements is three years, which is automatically extended so that the term is three years until terminated. We may terminate each employment agreement for cause, including the employee’s willful misconduct, fraud or intentional neglect or material inattention to his duties that is not corrected within 30 days after we give notice. In addition, either party may terminate the employment agreement at any time by giving prior written notice to the other party. However, we must pay the employee a severance benefit if we terminate his employment without cause or if the employee terminates his employment upon the occurrence of certain events specified in the agreement, including a change in the control of the Company and our material breach of the agreement that is not cured within 90 days. The severance benefit is generally equal to three times the employee’s highest base salary and the incentive bonus amount that would be paid for the current year as if the performance goals were fully achieved. Severance benefits are payable to the executive in a lump sum within 15 days following the date of termination. Upon a termination of employment as a result of the employee’s disability, we will pay the employee 75% of his base salary then in effect until the earlier of 36 months or the employee’s death. The employee is also entitled to continuation of benefits under our benefit programs for the period of time that the employee is eligible under COBRA. If the employee receives severance payments following a change in control that are subject to tax under Section 4999 of the Internal Revenue Code, the Company or the acquirer are to pay additional amounts to offset the effect of such taxes on the employee. Each of the employment agreements also includes a covenant not to compete in which the employee agrees that, during the term of the employment agreement and for a period of one year thereafter, he will not own or work for any other company that is predominantly engaged in the ownership and management of surgery centers.
     Severance Plan. We adopted an Executive Change in Control Severance Plan in December 1997, which currently provides for severance benefits for certain senior level employees, including two of the Named Executive Officers, Kenneth C. Mitchell and R. Dale Kennedy. Eligible individuals are those identified in the severance plan and whose employment is terminated in connection with a change in the control of the Company, as defined in the severance plan, and who are not offered employment by us or a successor employer that is substantially equivalent to or better than the position held with us immediately prior to the change in control or the position is not maintained for at least 12 months thereafter. The benefits provided are cash compensation equal to the eligible employee’s annual pay or one-half of the eligible employee’s annual pay, as set forth in the severance plan, and participation in medical, life, disability and similar benefit plans that are offered to our active employees or those of its successor for a period of six or 12 months, as provided in the severance plan. Messrs. Mitchell and Kennedy are eligible for cash compensation equal to their annual pay and participation in benefit plans for a period of 12 months. The severance plan does not cover individuals who are subject to individual employment agreements that address severance on a change in control. Cash benefits are paid in a single lump sum within 30 days following termination.
     Other Effects of Termination of Employment or Change in Control. In addition to payments pursuant to the employment agreements or the Executive Change in Control Severance Plan described above, upon a termination of employment or change in control:
     Supplemental Executive Retirement Plan — Under the SERP, deferrals made by an executive officer are fully vested and nonforfeitable at all times. If the executive officer’s employment ends due to disability, death, retirement or a change in control, the executive officer’s entire account, including earnings, will be fully vested. If the executive officer’s employment ends due to some event other than disability, death, retirement or change in control, the executive officer forfeits all Company contributions that were made less than one year prior to the date of termination.
     401(k) Plan — Under our 401(k) plan, contributions made by an executive officer are fully vested and nonforfeitable at all times. Matching contributions that we make for the benefit of an executive officer vest based on the years of service of the executive officer. Each of our current executive officers has been an employee for at least five years and, therefore, all company contributions under our 401(k) plan on behalf of such officers is fully vested and nonforfeitable. There is no provision for additional benefits on a change in control.
     Restricted Stock Awards — Grants of restricted stock under our Long Term Incentive Plan typically vest in four equal annual installments beginning on the first anniversary of the grant date. If an executive officer ceases to be our employee for any reason other than death, disability or change in control, the executive officer will forfeit all shares of restricted stock that have not yet vested. If an executive officer ceases to be our employee because of death, disability or change in control, all shares of restricted stock vest and all restrictions are removed.
     Stock Option Awards — Grants of stock options under our Long Term Incentive Plan typically vest in four equal annual installments beginning one year from the grant date. Options may be subject to forfeiture depending on the nature of the terminating event. In the event of disability of an executive officer, the executive officer has 12 months to exercise any vested options. In the event of death of an executive officer, the option becomes fully exercisable for a period of 12 months if the executive officer was entitled to exercise any portion of the option on the date of death. In any termination of employment scenario other than disability, death or change in control, the executive officer has three months to exercise the option that the executive officer was entitled to exercise on the date of termination.
     In the event of change in control, whether or not the vesting requirements set forth in any form of option agreement have been satisfied, (i) all unvested rights to shares of the common stock that are outstanding under an award at the time of the change in control shall become fully vested and all restrictions shall lapse upon the change in control event, and (ii) all options that are outstanding at the time of the change in control shall become fully vested and exercisable immediately prior to the change in control event.
     Potential Payments. The following table shows the amounts that each Named Executive Officer would have received if the Named Executive Officer’s employment had been terminated for the reasons indicated effective December 31, 2006:

	Compensation			Accelerated	Accelerated
	Received under		Compensation	Vesting of	Vesting of
	Employment		Received under	Stock	Restricted
Name	Agreement		Severance Plan	Options(1)	Stock(2)	Benefits
Richard E. Francis, Jr. Termination for Cause, Voluntary Termination or Retirement	—		—	—	—	$29,049	(3)
Death	—		—	$77,241	$721,890	$29,049	(3)
Disability	$849,690	(6)	—	—	$721,890	$55,339	(4)
Termination by the Company without cause or termination by the NEO for good reason	$2,265,840	(7)	—	—	—	$55,339	(4)
Change in Control	$3,205,909	(8)	—	$77,241	$721,890	$55,339	(4)

Clifford G. Adlerz Termination for Cause, Voluntary Termination or Retirement	—		—	—	—	$22,204	(3)
Death	—		—	$61,397	$451,181	$22,204	(3)
Disability	$649,456	(6)	—	—	$451,181	$45,908	(4)
Termination by the Company without cause or termination by the NEO for good reason	$1,731,888	(7)	—	—	—	$45,908	(4)
Change in Control	$2,423,008	(8)	—	$61,397	$451,181	$45,908	(4)

William V.B. Webb Termination for Cause, Voluntary Termination or Retirement	—		—	—	—	$19,339	(3)
Death	—		—	$35,648	$315,836	$19,339	(3)
Disability	$565,668	(6)	—	—	$315,836	$40,541	(4)
Termination by the Company without cause or termination by the NEO for good reason	$1,319,892	(7)	—	—	—	$40,541	(4)
Change in Control	$1,840,157	(8)	—	$35,648	$315,836	$40,541	(4)

Kenneth C. Mitchell Termination for Cause, Voluntary Termination or Retirement	—		—	—	—	$15,885	(3)
Death	—		—	$21,783	$270,709	$15,885	(3)
Disability	—		—	—	$270,709	$15,885	(3)
Termination by the Company without cause or termination by the NEO for good reason	—		—	—	—	$15,885	(3)
Change in Control	—		$234,199	$21,783	$270,709	$34,096	(5)

R. Dale Kennedy Termination for Cause, Voluntary Termination or Retirement	—		—	—	—	$15,076	(3)
Death	—		—	$8,315	$180,473	$15,076	(3)
Disability	—		—	—	$180,473	$15,076	(3)
Termination by the Company without cause or termination by the NEO for good reason	—		—	—	—	$15,076	(3)
Change in Control	—		$216,440	$8,315	$180,473	$33,866	(5)

(1)	The amounts shown reflect the value of the shares of our Common Stock underlying unvested options, all of which would become vested in accordance with our Long Term Incentive Plan. The values are based on the number of shares underlying the options and the difference between $18.51, the closing price of our Common Stock as reported on the Nasdaq Global Select Market on December 29, 2006, and $15.00, the per

share exercise price. Other stock options with an exercise price greater than $18.51 per share would also become vested but are excluded from this calculation as they would not represent value to the Named Executive Officers on December 31, 2006. The amounts shown are payable upon a change in control regardless of whether or not the Named Executive Officer’s employment is terminated.

(2)	The amounts shown reflect the value of the shares of our Common Stock underlying restricted stock awards, all of which would become vested in accordance with our Long Term Incentive Plan. The values are based on the price of a share of our Common Stock of $18.51 as reported on the Nasdaq Global Select Market on December 29, 2006. The amounts shown are payable upon a change in control regardless of whether or not the Named Executive Officer’s employment is terminated. Restricted stock received pursuant to the Deferred Stock Purchase Program is not included in this total because such restricted shares were deemed to be purchased for more than $18.51 per share.

(3)	Includes accrued vacation only.

(4)	Includes accrued vacation and the premiums for medical, life and disability insurance benefits for 18 months (the maximum COBRA continuation period) in accordance with the Named Executive Officer’s Employment Agreement.

(5)	Includes accrued vacation and the premiums for medical, life and disability insurance benefits for 12 months in accordance with the Executive Change in Control Severance Plan.

(6)	Represents a severance payment equal to 75% of the Named Executive Officer’s base salary for a period of up to 36 months in accordance with the Named Executive Officer’s Employment Agreement. This payment obligation is reduced by the amount of disability insurance payments received by the Named Executive Officer.

(7)	Represents a severance payment equal to three times the Named Executive Officer’s base salary plus target cash bonus amount for 2006 in accordance with the Named Executive Officer’s Employment Agreement.

(8)	Includes the amount described in footnote 7 above plus a “gross up” payment of all excise taxes imposed under Section 4999 of the Code and any federal income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Named Executive Officer’s Employment Agreement. This calculation assumes termination of employment.
     The table above does not include information about vesting of company contributions under our 401(k) plan or Supplemental Executive Retirement Plan. Information about such plans can be found under “Other Effects of Termination of Employment or Change in Control” and “Nonqualified Deferred Compensation.”

Director Compensation
     The following table reflects all compensation paid to each of our non-employee directors in 2006:

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Frederick L. Bryant	$45,000	$50,686	$95,686
Donald W. Burton	$21,000	$50,686	$71,686
Eve M. Kurtin	$21,000	$50,686	$71,686
Jack Tyrrell	$49,000	$50,686	$99,686
David M. Wilds	$55,000	$50,686	$105,686

(1)	In addition to the $16,000 that each non-employee director received for Board service, the non-employee directors received the following amounts for additional service on Board Committees: Mr. Bryant, $29,000; Mr. Burton, $5,000; Ms. Kurtin, $5,000; Mr. Tyrell, $33,000 and Mr. Wilds, $39,000.

(2)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R and thus includes amounts from awards granted in and prior to 2006. On May 9, 2006, each non-employee director received a grant of an option to purchase 4,635 shares of common stock, exercisable at $23.01 per share, the fair market value of the common stock on the date of grant. Each option will become fully exercisable on May 9, 2007. The grant date fair value of each equity award computed in accordance with SFAS 123R is $10.32. As of December 31, 2006, each non-employee director held options to purchase 27,713 shares of common stock.
     Members of the Board of Directors who are also our officers or employees receive no additional compensation, beyond that which they receive as officers, for serving on our Board of Directors. In 2006, non-employee members of the Board were entitled to receive (i) a $10,000 annual retainer, (ii) up to $6,000 per year for attendance at Board meetings ($1,500 for attendance at regularly scheduled meetings of the Board or $1,000 if the member participates in the meeting by telephone) and (iii) compensation for service on Board committees determined on an individual basis.
     In January and February 2007, Watson Wyatt provided the Compensation Committee with a report analyzing the compensation that we pay our non-employee directors. The report indicated that the total compensation paid to our non-employee directors was below that paid by our peer companies to their non-employee directors. Accordingly, the Compensation Committee approved the following cash compensation for non-employee directors for service in 2007 and subsequent years: (i) a $20,000 annual retainer, (ii) up to $10,000 per year for attendance (not including by telephone) at regularly scheduled Board meetings ($2,500 for each meeting), (iii) $1,000 per meeting of the Board attended by telephone, (iv) $1,000 per meeting for attendance (in person or by telephone) at Board committee meetings, and (v) a $4,000 per year retainer for the chairperson of each committee of the Board of Directors. Non-employee directors are also reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.
     In addition to the cash compensation discussed above, non-employee directors are also eligible to receive equity awards granted by the Compensation Committee of the Board of Directors. We maintain a Non-Employee Directors Stock Option Plan under which options to purchase shares of its Common Stock are available for issuance to the non-employee members of the Board of Directors. Historically, each of our non-employee directors has received an annual grant of options to purchase a number of shares determined by the Compensation Committee. The options are exercisable at the fair market value of the Common Stock on the date of grant, and each option becomes fully exercisable one year from the date of grant. The options expire on the earlier of the date set forth in the option agreement (typically, seven or ten years from the date of grant) or immediately upon a director’s termination on account of fraud, dishonesty or other acts detrimental to us. In the event of any other termination of a director, any vested options granted to the director may be exercised for a period of 12 months after termination. Upon a change in the control of the Company, as described in the Non-Employee Directors Stock Option Plan, all options become immediately vested and exercisable. See the table above for information about the options granted to non-employee directors in 2006.

     Non-employee directors are eligible to receive equity awards under our Long Term Incentive Plan. In 2007, the Compensation Committee intends to make an award of restricted stock to non-employee directors under the Long Term Incentive Plan in lieu of an option grant under the Non-Employee Directors Stock Option Plan. It is expected that the restricted stock will be awarded to non-employee directors on the date of our annual meeting and that it will vest over a three year period beginning on the date of grant provided that the director is serving as a director on the vesting date. Upon a change in the control of the Company, as described in the Non-Employee Directors Stock Option Plan, and certain other triggering events, all shares of restricted stock become immediately vested. The Compensation Committee may make awards to non-employee directors in the future pursuant to the Long Term Incentive Plan in lieu of, or in addition to, awards under the Non-Employee Directors Stock Option Plan.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee of the Board of Directors during 2006 consisted of Messrs. Bryant and Wilds. None of the members of the Compensation Committee have at any time been our officer or employee nor have any of the members had any relationship with us requiring disclosure.
Policies and Procedures with Respect to Related Party Transactions
     The Charter of the Audit and Compliance Committee requires that the Audit and Compliance Committee, whose members are all independent directors, review and approve all related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Symbion is a participant and in which any of the following persons has or will have a direct or indirect interest:
•	an executive officer, director or director nominee;

•	any person who is known to be the beneficial owner of more than 5% of our common stock; or

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock.
     All related party transactions shall be disclosed in applicable SEC filings as required by SEC rules.
Certain Relationships and Related Transactions
     On December 15, 2006 and in connection with his resignation as an officer and director of Symbion, William V.B. Webb exercised options to purchase 157,539 shares of our common stock pursuant to the terms of the various option grants made to Mr. Webb during his service as an officer and director. Also, on December 15, 2006, we agreed to purchase 57,539 shares of common stock received upon exercise of options from Mr. Webb for a price of $17.07 per share, the closing price of our common stock as reported on the Nasdaq Global Select Market on December 14, 2006. The aggregate consideration paid to Mr. Webb for the shares was $982,191. The Compensation Committee of the Board of Directors approved the purchase of the shares from Mr. Webb in connection with his resignation and exercise of options, and the Audit and Compliance Committee ratified the transaction.

Equity Compensation Plan Information
     The following table provides aggregate information as of December 31, 2006 with respect to shares of our Common Stock that may be issued under existing equity compensation plans, including the Long Term Incentive Plan, the Symbion Non-Employee Directors Stock Option Plan (the “Non-Employee Directors Plan”), the Symbion Employee Stock Purchase Plan (the “Purchase Plan”) and the Ambulatory Resource Centres, Inc. Nonqualified Initial Option Plan (the “ARC Initial Plan”).

	Number of securities to be			Number of securities remaining
	issued upon exercise of		Weighted-average exercise	available for future issuance under
	outstanding options,		price of outstanding options,	equity compensation plans (excluding
	warrants and rights		warrants and rights	securities reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,947,786	(1)	$17.03	1,566,915	(2)(3)
Equity compensation plans not approved by security holders	—		—	—

Total	1,947,786		$17.03	1,566,915

(1)	Includes the following:
•	1,742,336 shares of Common Stock to be issued upon exercise of outstanding stock options granted under the Long Term Incentive Plan;

•	138,565 shares of Common Stock to be issued upon exercise of outstanding stock options granted under the Non-Employee Directors Plan;

•	65,235 shares of Common Stock to be issued upon exercise of outstanding stock options granted under the Purchase Plan; and

•	1,650 shares of Common Stock to be issued upon exercise of outstanding stock options granted under the ARC Initial Plan.
(2)	Includes the following:
•	1,308,646 shares of Common Stock available for issuance under the Long Term Incentive Plan;

•	21,777 shares of Common Stock available for issuance under the Non-Employee Directors Plan; and

•	236,492 shares of Common Stock available for issuance under the Purchase Plan.
(3)	The maximum number of shares available for issuance under the Non-Employee Directors Plan is equal to 0.75% of the total number of shares of our Common Stock outstanding on a fully diluted basis, up to a maximum of 178,399 shares and is subject to adjustment for stock splits, consolidation or stock dividends of the Common Stock.

COMPENSATION COMMITTEE REPORT
     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this Report by reference therein.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Frederick L. Bryant, Chairman
David M. Wilds

AUDIT AND COMPLIANCE COMMITTEE REPORT
     The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this Report by reference therein.
     The Audit and Compliance Committee of the Board of Directors consists entirely of directors who meet the Nasdaq independence and experience requirements. The role and responsibilities of the Audit and Compliance Committee are set forth in its charter. As more fully described in its charter, the Audit and Compliance Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Our independent auditors are responsible for performing an audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of the financial statements to U.S. generally accepted accounting principles. The internal auditor is responsible to the Audit and Compliance Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit and Compliance Committee and Board determine.
     The Audit and Compliance Committee engaged Ernst & Young LLP as our independent auditors for 2006. This recommendation was ratified by our stockholders at the Annual Meeting of Stockholders on May 9, 2006.
     To fulfill its responsibilities, the Audit and Compliance Committee has met and held discussions with management and the independent auditors concerning the consolidated financial statements for the fiscal year ended December 31, 2006, including meetings with representatives of Ernst & Young LLP without members of management and meetings with our internal auditor without other members of management. Management represented to the Audit and Compliance Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit and Compliance Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit and Compliance Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit and Compliance Committee also reviewed with management and the independent auditors significant issues regarding critical accounting policies, practices and judgments.
     In addition, the Audit and Compliance Committee has discussed with the independent auditors the auditors’ independence from us and management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit and Compliance Committee also pre-approved specific services to be provided by Ernst & Young LLP and considered whether the independent auditors’ provision of non-audit services to us is compatible with the auditors’ independence.
     The Audit and Compliance Committee discussed with the internal auditor our internal controls and reporting procedures. As part of this process, the Audit and Compliance Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit and Compliance Committee also reviews the results of internal audits of our facilities.
     The Audit and Compliance Committee also met with the independent auditors and the internal auditor at various times throughout and following the year to discuss and assess our internal control over financial accounting and compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
     Based on the Audit and Compliance Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, as described above and in reliance thereon, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2006 be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

     The Audit and Compliance Committee also oversees our compliance with appropriate policies and ethical standards, including those stated in our Corporate Compliance Policy Manual and Code of Ethics. In performing its compliance related functions in 2006, the Audit and Compliance Committee met with our Compliance Officer, reviewed calls received on our hotline and actions taken in response and discussed with management our compliance with legal and ethical requirements.

Members of the Audit and Compliance Committee

Jack Tyrrell, Chairman
Donald W. Burton
Eve M. Kurtin

GENERAL INFORMATION
Other Matters
     The Board of Directors is not aware of any other matters to be brought before the Annual Meeting. If any other matters, however, are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have authority to vote all proxies with respect to such matters in accordance with the recommendation of the Board of Directors.
Stockholder Proposals for 2008 Annual Meeting
     Stockholder proposals intended to be presented at the 2008 annual meeting of stockholders must be received by us at our principal executive offices at 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215 no later than December 5, 2007, in order for the proposals to be included in the proxy statement and form of proxy for that meeting.
     Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the preceding year’s annual meeting. With respect to the 2008 annual meeting, we must receive notice between December 5, 2007 and January 4, 2008. In addition, any stockholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to stockholder nominations. See “Corporate Governance — Director Nominee Evaluation Process” for additional information about stockholder nominations. These requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.
Counting of Votes
     The matters that are specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by ballot. Inspectors of election will be appointed to, among other things, determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results.
Certain Matters Relating to Proxy Materials and Annual Reports
     The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report to an address shared by two or more stockholders. This method of delivery is referred to as “householding.” Currently, we are not householding for registered stockholders, but brokers, dealers, banks or other entities which hold Common Stock in “street name” for beneficial owners of Common Stock and which distribute proxy statements and annual reports they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report to certain multiple stockholders who share an address, unless we or such other distributor has received contrary instructions from one or more of those stockholders. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold shares of Common Stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please call (615) 234-5900 or send a written request to our Secretary at Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215. Stockholders who hold Common Stock through a broker, dealer, bank or other entity, who share an address and are receiving multiple copies of annual reports or proxy statements and who prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report, as requested, by contacting such broker, dealer, bank or other entity.

Miscellaneous
     We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.
     Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will furnish, without charge, a copy of the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. Requests should be directed to R. Dale Kennedy at Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.

SYMBION, INC.

Richard E. Francis, Jr.
Chairman and Chief Executive Officer
April 3, 2007

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Local Time, on May 8, 2007.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com

•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.
1. Election of Class II Directors:           01 - Eve M. Kurtin           02 - Clifford G. Adlerz
[ ] Mark here to vote FOR both nominees
[ ] Mark here to WITHHOLD vote from both nominees

		01	02
[ ] For All EXCEPT -	To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	[ ]	[ ]

2.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.	For [ ]	Against [ ]	Abstain [ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
B Non-Voting Items
Change of Address — Please print your new address below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.	[ ]

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Symbion, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
The undersigned hereby appoints Richard E. Francis, Jr. and Clifford G. Adlerz, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of stockholders of Symbion, Inc., to be held on Tuesday, May 8, 2007, at 9:00 a.m. (local time), at the offices of Waller Lansden Dortch & Davis, LLP at 511 Union Street, Suite 2700, Nashville, Tennessee 37219, and at any adjournment thereof.
This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the proxies named on this proxy card will vote (a) FOR the election as directors of the nominees named below, (b) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007 and (c) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting or any adjournment thereof.
Proxy card must be signed and dated on the reverse side.
PLEASE SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID ENVELOPE.